UNITEDSTATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2005

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 333-67232

11-3618510
(I.R.S. Employer Identification Number)

960 High Road
London N12 9RY, United Kingdom
(Address of principal executive offices) (Zip Code)

011.44.8451087777
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Effective June 8, 2005, in accordance with a board resolution dated June 8, 2005, the Registrant appointed Mr. Alon Mualem, CPA, as Chief Financial Officer of the Registrant. Mr. Mualem will hold as well the position of Chief Financial Officer of the Registrant's majority owned subsidiary in Israel, Xfone 018 Ltd. Mr. Mualem will be based at the Registrant's subsidiary's executive offices in Israel.

Mr. Mualem, prior to joining the Registrant, held the following financial and accounting positions: Chief Financial Officer of CheckM8 Ltd., a high-tech company acting as an Israeli research and development center for its US parent company (2004 to until his position with the Regsitrant); corporate controller for six years for RADVISION Ltd. (NASDAQ: RVSN) where he was responsible, among other duties, for the preparation of all SEC and NASDAQ financial reports (1998 to 2004); deputy controller for two years for RAD Data Communication Ltd (1996 to 1998); worked as a certified public accountant with the public accounting firm of Somekh-Chaikin, based in Israel, which is an affiliate with the international public accounting firm, KPMG (1992 to 1996). Mr. Mualem holds a B.A. degree in Economics and Accounting from Tel Aviv University and is licensed as a CPA in Israel. Mr. Mualem is a lecturer in financial accounting at the Academic Business College.

For holding the positions of Chief Financial Officer of Xfone, Inc. and Xfone 018 Ltd. and based on an agreement to be signed with Mr. Mualem in the next few days, Mr. Mualem will receive an annual salary of approximately US$100,000, use of a company car, and manager's insurance that includes health, pension, disability and an educational training fund.

Mr. Mualem was granted on June 8, 2005, under the Registrant's 2004 Stock Option Plan, 300,000 options to purchase 300,000 common shares of the Registrant at an exercise price of $3.5. The vesting of the options will be over a period of 4 years as follows: 25% of the options are vested after a year from the date of grant. Thereafter, 1/16 of the options are vested every 3 months for the following 3 years.

This understanding and agreement with Mr. Mualem is subject to termination by either party giving written notice to the other 30 days prior to the effective date of termination.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1    Press Release of Xfone, Inc. dated June 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: June 8, 2005	By:	/s/ Guy Nissenson
Guy Nissenson
President & CEO